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Exhibit 10.1

                        SUMMARY OF DIRECTOR COMPENSATION

         Non-employee directors of Overhill Farms are entitled to compensation in the amount of $2,500 per month in consideration for their service on the Company's board of directors. However, Steven E. Hartman, a non-employee director, has waived the monthly compensation. Non-employee directors are also reimbursed for expenses incurred in attending board of directors and committee meetings.

         The Company may also periodically award options to its directors under its 2002 Employee Stock Option Plan, its 2005 Stock Plan (assuming stockholder approval of the 2005 Stock Plan is obtained at the Company's 2005 annual meeting of stockholders), or otherwise.

         Members of the special committee of the board that was appointed May 3, 2005 to evaluate strategic financial alternatives to optimize stockholder value are entitled to compensation of $2,500 per month each in addition to their regular board compensation of $2,500 per month. The chairman of the committee is entitled to receive an additional $3,000 per month (for a total of $5,500 per month in addition to his regular board compensation of $2,500 per month). Compensation is payable to special committee members until the special committee terminates or disbands.